Exhibit 99.3

Stagwell Marketing Group LLC and Subsidiaries

Index to Condensed Consolidated Financial Statements

Page(s)
Review Report of Independent Auditors	2

Condensed Consolidated Financial Statements

Condensed Consolidated Balance Sheets as of March 31, 2021 (unaudited) and December 31, 2020.	3

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the Three Months Ended March 31, 2021 and 2020	4

Unaudited Condensed Consolidated Statements of Changes in Equity for the Three Months Ended March 31, 2021 and 2020	5

Unaudited Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2021 and 2020	6 - 7

Notes to Unaudited Condensed Consolidated Financial Statements	8 - 37

Deloitte & Touche LLP 30 Rockefeller Plaza New York, NY 10112 USA Tel: 1-212-492-4000 Fax: 1-212-489-1687 www.deloitte.com

INDEPENDENT AUDITORS’ REVIEW REPORT

To the Management of Stagwell Marketing Group LLC

We have reviewed the accompanying condensed consolidated balance sheet of Stagwell Marketing Group LLC and its subsidiaries (the “Company”) as of March 31, 2021, and the related condensed consolidated statements of operations and comprehensive income (loss), changes in equity and cash flows for the three month periods ended March 31, 2021 and 2020 (the “interim financial information”).

Management’s Responsibility for the Interim Financial Information

The Company’s management is responsible for the preparation and fair presentation of the interim financial information in accordance with accounting principles generally accepted in the United States of America; this responsibility includes the design, implementation, and maintenance of internal control sufficient to provide a reasonable basis for the preparation and fair presentation of interim financial information in accordance with accounting principles generally accepted in the United States of America.

Auditors’ Responsibility

Our responsibility is to conduct our reviews in accordance with auditing standards generally accepted in the United States of America applicable to reviews of interim financial information. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial information. Accordingly, we do not express such an opinion.

Conclusion

Based on our reviews, we are not aware of any material modifications that should be made to the interim financial information referred to above for it to be in accordance with accounting principles generally accepted in the United States of America.

Report on Condensed Consolidated Balance Sheet as of December 31, 2020

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of the Company as of December 31, 2020, and the related consolidated statements of operations and comprehensive income, changes in equity, and cash flows for the year then ended (not presented herein); and we expressed an unmodified audit opinion on those audited consolidated financial statements in our report dated March 6, 2021. In our opinion, the accompanying condensed consolidated balance sheet of the Company as of December 31, 2020, is consistent, in all material respects, with the audited consolidated financial statements from which it has been derived.

Restriction on Use

This report is intended solely for the information and use of management and is not intended to be and should not be used by anyone other than these specified parties.

April 30, 2021

Stagwell Marketing Group LLC and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)	March 31, 2021 (Unaudited)	December 31, 2020
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$53,784	$92,457
Accounts receivable, net	166,492	225,733
Expenditures billable to clients	16,445	11,063
Other current assets	37,890	36,433
Total current assets	274,611	365,686
Investments	2,456	14,256
Property and equipment, net of accumulated depreciation of $31,146 and $28,364, respectively	36,677	35,614
Goodwill	351,571	351,725
Intangible assets, net	178,096	186,035
Right-of-use assets – operating leases	52,642	57,752
Other assets	2,768	2,787
Total assets	$898,821	$1,013,855

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$79,479	$147,826
Accruals and other liabilities (Note 9)	86,400	89,562
Current maturities of long-term debt	745	994
Advanced billings	67,444	66,418
Current portion of operating lease liabilities	19,299	19,579
Current portion of deferred acquisition consideration (Note 10)	5,610	12,579
Total current liabilities	258,977	336,958
Long-term debt, net	183,698	198,024
Long-term portion of deferred acquisition consideration (Note 10)	9,075	5,268
Long-term portion of operating lease liabilities	48,134	52,606
Deferred tax liabilities, net	15,901	16,050
Other liabilities	7,775	5,802
Total liabilities	523,560	614,708

Commitments and contingencies (Note 10)

Redeemable noncontrolling interest (Note 12)	89	604

Member’s equity	345,122	358,756
Noncontrolling interest	30,050	39,787
Total equity	375,172	398,543
Total liabilities, redeemable noncontrolling interest and equity	$898,821	$1,013,855

The accompanying notes are an integral part of these condensed consolidated financial statements.

Stagwell Marketing Group LLC and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

	For the Three Months Ended March 31,
(in thousands)	2021	2020
Revenue	$181,242	$184,543

Operating expenses:
Cost of services sold	111,999	120,758
Office and general expenses	52,278	43,272
Depreciation and amortization	10,950	9,756
Total operating expenses	175,227	173,786

Operating income	6,015	10,757

Other expenses, net:
Interest expense, net	(1,351)	(911)
Other income, net	608	3,027
Income before taxes and equity in earnings of unconsolidated affiliates	5,272	12,873
Provision for income taxes	(673)	(459)
Income before equity in earnings of unconsolidated affiliates	4,599	12,414
Equity in earnings of unconsolidated affiliates	4	79
Net income	4,603	12,493
Less: Net income attributable to noncontrolling interests	1,153	1,138
Less: Net (loss) attributable to redeemable noncontrolling interests	(915)	(692)
Net income attributable to Member	$4,365	$12,047

Other comprehensive income (loss), net of income taxes:
Net income attributable to Member	$4,365	$12,047

Net unrealized gain on available for sale investment	-	1,376
Foreign currency translation adjustments	137	(4,912)
Total other comprehensive income (loss), net of income taxes	137	(3,536)

Comprehensive income attributable to Member	$4,502	$8,511

The accompanying notes are an integral part of these condensed consolidated financial statements.

Stagwell Marketing Group LLC and Subsidiaries
Condensed Consolidated Statements of Changes in Equity
(Unaudited)

(in thousands)	Member’s equity	Noncontrolling interest	Total equity
Balance at December 31, 2020	$358,756	$39,787	$398,543
Capital contributions	10,268	-	10,268
Distributions	(28,004)	(10,890)	(38,894)
Net income attributable to Member and noncontrolling interests	4,365	1,153	5,518
Changes in redemption value of redeemable noncontrolling interest	(400)	-	(400)
Other comprehensive income, net	137	-	137
Balance at March 31, 2021	$345,122	$30,050	$375,172

(in thousands)	Member’s equity	Noncontrolling interest	Total equity
Balance at December 31, 2019	$316,960	$31,577	$348,537
Capital contributions	18,920	-	18,920
Distributions	(25,914)	-	(25,914)
Net income attributable to Member and noncontrolling interests	12,047	1,138	13,185
Changes in redemption value of redeemable noncontrolling interest	392	-	392
Other comprehensive loss, net	(3,536)	-	(3,536)
Balance at March 31, 2020	$318,869	$32,715	$351,584

The accompanying notes are an integral part of these condensed consolidated financial statements.

Stagwell Marketing Group LLC and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the Three Months Ended March 31,
(in thousands)	2021	2020
Cash flows from operating activities
Net income	$4,603	$12,493
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,950	9,756
Debt issuance cost amortization	136	135
Provision for bad debt expense	255	1,043
Deferred tax benefit	(181)	(1,471)
Changes in fair value of investments in unconsolidated affiliates	(1,082)	(362)
Changes in deferred acquisition consideration	3,918	-
Interest from preferred investments	(113)	(150)
Interest from loan to related party	(50)	-
Equity in earnings (losses) of unconsolidated affiliates, net of dividends received	(4)	79
Transaction costs contributed by Stagwell Media LP	3,188	-
Foreign currency transaction gain (loss) on foreign denominated debt	677	(3,316)
Changes in assets and liabilities:
Accounts receivable	59,536	30,581
Expenditures billable to clients	(5,387)	(2,560)
Other assets	(1,134)	(6,886)
Accounts payable	(69,133)	(27,095)
Accruals and other liabilities	(1,411)	(6,230)
Advanced billings	1,003	1,951
Net cash provided by operating activities	5,771	7,968

Cash flows from investing activities
Purchases of property and equipment	(3,311)	(2,663)
Acquisitions of intangible assets	-	(1,695)
Net cash used in investing activities	(3,311)	(4,358)

Cash flows from financing activities
Payment of contingent consideration	-	(500)
Payment of long-term debt	(25,248)	(248)
Proceeds from long-term debt	10,000	107,000
Debt issuance costs	-	(319)
Distributions	(25,894)	(25,914)
Net cash used in financing activities	(41,142)	80,019
Effect of exchange rate changes on cash, cash equivalents and restricted cash	9	989
Net (decrease) increase in cash, cash equivalents and restricted cash	(38,673)	84,618
Cash, cash equivalents and restricted cash at beginning of period	92,457	63,860
Cash, cash equivalents and restricted cash at end of period	$53,784	$148,478

The accompanying notes are an integral part of these condensed consolidated financial statements.

Stagwell Marketing Group LLC and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

Supplemental cash flow information:
Cash interest paid	$(2,361)	$(1,871)
Income taxes paid	(928)	(2,105)
Non-cash investing and financing activities:
Acquisitions of business	-	(23,720)
Net unrealized gain on available for sale investment	-	1,376
Non-cash contributions included in Member’s equity	10,268	18,920
Non-cash distributions to Stagwell Media LP (Note 7)	(13,000)	-
Non-cash payment of deferred acquisition consideration	(7,080)	-

The accompanying notes are an integral part of these condensed consolidated financial statements.

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1.	Business Description

Stagwell Marketing Group LLC (the “Company,” or “SMG”) is a Delaware company that was formed on March 9, 2017 and is governed by the terms and conditions of a limited liability agreement effective as of the same date. Stagwell Media LP (the “Member”, “Stagwell Media” or the “Fund”), is a private equity fund that owns all interests in Stagwell Marketing Group through a wholly owned holding company named Stagwell Marketing Group Holdings LLC. The Fund is managed by a registered investment advisor named The Stagwell Group LLC (“Stagwell Group” or the “Manager”).

On March 9, 2017 Stagwell Media formed two holding company subsidiaries, Stagwell Marketing Group Holdings LLC and Stagwell Marketing Group. The companies were formed in contemplation of holding all of Stagwell Media’s operating investments. Under a single entity, the Company could realize cost savings under enterprise level vendor arrangements, better serve the Company’s customers with an integrated offering, and more effectively report the operating results of the Company’s businesses. The transaction was effectuated by way of a contribution agreement dated March 13, 2017, which contributed all the Fund interests in the existing businesses as of the execution date to Stagwell Marketing Group. This transaction has been accounted for at historical cost as a transaction under common control. The Company’s equity structure is a non-unitized single member limited liability company (“LLC”), therefore all components of equity attributable to the Member are reported within Member’s Equity on the Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Changes in Equity.

The Company owns the membership interests of small and mid-sized marketing services companies that create customized marketing programs for clients that range in scale from regional and local clients to large global marketers. The Company’s equity positions usually include, but are not limited to, partner and membership interests, common and preferred stock as well as call and put options.

As of March 31, 2021, the Company has six reportable segments with its Corporate function reported separately. The Company’s segments aggregate each of its operating companies (referred to as “Brands”) based on the services provided, comparable marketing verticals serviced, and comparability of economic performance. The Company’s segments are as follows: 1. Digital Transformation and Performance Marketing (“Digital - Marketing”), 2. Digital Content (“Digital - Content”), 3. Research for Technology and Entertainment (“Research - Technology”), 4. Research for Corporate (“Research – Corporate”), 5. Marketing Communications for Public Affairs and Corporate Communication (“Communications, Public Affairs and Advocacy”), and 6. All Other Brands (“All Other”). Refer to Note 16 – Segment Information for further information.

On December 21, 2020, the Fund reached a definitive agreement with MDC Partners, Inc. (“MDC”) for a potential merger between the Company and MDC (the “Proposed MDC Transaction”). The definitive agreement is subject to customary closing procedures for transactions of this nature and subject to several conditions, including obtaining relevant third-party consents. The definitive agreement allows for certain conditions under which the agreement can be terminated, including in instances where the required regulatory approvals are not obtained. No assurances can be given regarding the likelihood of obtaining such consents, obtaining such regulatory approvals, or ultimately completing the Proposed MDC Transaction. On February 8, 2021, MDC filed a registration statement on Form S-4 (“Registration Statement”), together with an amendment filed March 29, 2021 and the second amendment filed April 22, 2021, with the U.S. Securities and Exchange Commission (the “SEC”) related to the Proposed MDC Transaction. The Registration Statement has not yet been declared effective by the SEC, and the information contained therein is subject to change.

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

On March 11, 2020, the World Health Organization announced a new strain of coronavirus (“COVID-19”) was reported worldwide, resulting in COVID-19 being declared a pandemic, and on March 13, 2020 the U.S. President announced a National Emergency relating to the disease. The spread of COVID-19 has caused significant volatility in the United States and international markets and, in many industries, business activity has virtually shut down entirely. While it is difficult to predict the full scale of the impact, including whether any such impact could materially impact operations and cash flows, certain of the Company’s Brands have experienced a negative impact to their operating results for the three months ended March 31, 2021 and 2020, primarily due to a downturn in the industries their customers operate in. The Company has taken actions to address the impact of the pandemic, such as working closely with the Company’s clients, reducing expenses and monitoring liquidity. The impact of the pandemic and the corresponding actions are reflected in the Company’s judgments, assumptions and estimates in the preparation of the condensed consolidated financial statements. However, if the duration of the COVID-19 pandemic is longer and the operational impact is greater than estimated, the judgments, assumptions and estimates will be updated and could result in different results in the future.

The Company also adopted a remote-work policy and other physical distancing policies for its offices. The Company does not anticipate these policies to have any adverse impact on its ability to continue to operate its business.

2.	Summary of Significant Accounting Policies

Basis of Presentation

These unaudited condensed consolidated financial statements are prepared in accordance with the rules and regulations of the SEC. These unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and all normal recurring adjustments have been included. The condensed consolidated balance sheet and income statement were derived from the Company’s audited annual consolidated financial statements, but do not contain all of the information and notes required by GAAP for complete financial statements. Accordingly, these condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto as of and for the year ended December 31, 2020, which provide a more complete understanding of the Company’s accounting policies, financial position, operating results, and other matters.

In the opinion of management, all adjustments of a normal recurring nature necessary for a fair statement of the results for the period presented have been included. The results of operations for the three months ended March 31, 2021 and 2020, are not necessarily indicative of the results for the full year.

Principles of Consolidation

The Company’s condensed consolidated financial statements include the accounts of its consolidated subsidiaries, some of which are not wholly owned. All intercompany transactions have been eliminated in consolidation.

Noncontrolling Interest

The Company recognizes the noncontrolling interests that were created as part of a business combination at fair value as of the date of the transaction.

When acquiring less than 100% ownership of an entity, the Company may enter into agreements with the noncontrolling interest holders that offer the ability to tender their membership interests for redemption by the Company or the related subsidiary under certain circumstances. The Company presents noncontrolling interests as permanent equity when the option to redeem the incremental ownership is within the control of the Company. Noncontrolling interest holders have usual and customary voting and other rights under the respective operating agreements and/or governing documents as they pertain to the class of equity held.

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Net income or loss of the Company’s subsidiaries are allocated to its noncontrolling interests based on the noncontrolling interests’ ownership percentages in the subsidiary.

Redeemable Noncontrolling Interest

The Company enters into contractual arrangements under which noncontrolling shareholders may require the Company to purchase such noncontrolling shareholders’ incremental ownership interests under certain circumstances. The redemption date value under these contractual arrangements are not a fixed amount, but rather is dependent upon various valuation formulas, such as the average earnings of the relevant subsidiary through the date of exercise or the growth rate of the earnings of the relevant subsidiary during that period. These contractual arrangements are contingently redeemable at the option of the noncontrolling shareholder and are presented in Redeemable noncontrolling interest on the Condensed Consolidated Balance Sheets at its acquisition date fair value, plus net income or loss attributable to the redeemable noncontrolling interest in accordance with Accounting Standards Codification (“ASC”) 810, Consolidation, which is based on the noncontrolling interests’ ownership percentage in the subsidiary. The options are only adjusted to their redemption date value at such point in time that the options are deemed to be currently redeemable by the Company, and if determined to be greater than the cumulative net income allocated to the noncontrolling interests in accordance with ASC 810, Consolidation.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires the Company to make judgments, assumptions and estimates that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the reporting date and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions are used in the allocation of fair value of purchase consideration, deferred acquisition consideration, redeemable noncontrolling interests, goodwill and intangible assets, property and equipment, income taxes, and revenue recognition. These estimates are evaluated on an ongoing basis and are based on historical experience and other assumptions that the Company believes are reasonable under the circumstances. These estimates require the use of assumptions about future performance, which are uncertain at the time of estimation. To the extent actual results differ from the assumptions used, results of operations and cash flows could be materially impacted. Further, the uncertainty over the ultimate impact COVID-19 will have on the global economy and the Company’s business makes any estimates and assumptions as of March 31, 2021 inherently less certain than they would be absent the current and potential impacts of COVID-19. Actual results could differ from those estimates.

Concentrations of Credit Risk

The financial instruments that could potentially subject the Company to concentrations of credit risk consist of cash deposits and trade receivables. All cash, cash equivalents and restricted cash are held at financial institutions that management believes to be of high credit quality. Domestically, cash, cash equivalents and restricted cash from time-to-time may exceed federally insured limits set by the Federal Deposit Insurance Company (“FDIC”), and international cash balances may not qualify for foreign government insurance programs. To date, the Company has not experienced any losses on cash, cash equivalents and restricted cash.

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Exposure to losses on trade receivables is principally dependent on each customer’s financial condition. To manage the credit risk associated with trade receivables, the Company evaluates the creditworthiness of customers, monitors exposure for credit losses and maintains a provision for bad debt expense. The Company does not believe its exposed to a concentration of credit risk. As of March 31, 2021, and 2020, no individual customer accounted for more than 10% of the Company’s consolidated revenue and accounts receivable, with no individual countries except for the United States and the United Kingdom accounting for more than 10% of the Company’s consolidated revenue for the three months ended March 31, 2021 and 2020. Refer to Note 3 – Revenue for further information.

Deferred Acquisition Consideration

Certain acquisitions include an initial payment at closing and provide for future additional contingent payments. These payments are typically contingent upon the acquired businesses reaching certain profit and/or growth targets. In instances where such contingent payments require sellers’ continuous employment with the Company after the transaction, they are recorded as compensation expense in the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss). The related liability is measured using management’s best estimate of such future payments and is recorded as a deferred acquisition consideration liability in the Condensed Consolidated Balance Sheets. At each reporting date, the Company models each business’ future performance, including revenue growth and free cash flows, to estimate the value of each deferred acquisition consideration liability. Subsequent changes to the liability are recorded in results of operations. When contingent payment arrangements do not require continuous employment, they are initially recorded as purchase consideration at fair value and are subsequently remeasured at fair value at each reporting date with any changes recorded in Office and general expenses on the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).

Revenue Recognition

Revenue is recognized when a customer obtains control of promised goods or services in an amount that reflects the consideration expected to be received in exchange for those goods or services. Revenue is recognized as the Company’s performance obligations are satisfied. The Company’s revenue is primarily derived from the provision of marketing and communications services which includes: Digital Marketing, which includes the development of websites and content management systems, execution of performance marketing campaigns, and/or execution of targeted digital advertising; Digital Content, which includes the creation, production and distribution of media in execution of a customer’s marketing campaigns; Research, which includes the development and execution of custom consumer surveys as well as reporting on the insights and analytics that will inform a customer’s development of products and/or communication strategies; and Communications, public affairs and advocacy, which includes consulting services that manage a marketer’s reputation with the public through traditional media, social media, and in-person engagements, as well as utilizing digital channels to mobilize and raise funds from supporters and constituents to support political candidates and issue organizations in the public arena. Revenue is recorded net of sales, use and value added taxes.

In substantially all the Company’s Brands, the performance obligation is to provide marketing and communications services to accomplish the specified engagement with the customer. The Company’s client contracts involve fees based on any one or a combination of the following: an agreed fee for the level of effort expended by the Company’s employees; commissions based on the client’s spending for media purchased from third parties or based on the amounts raised for a client’s political campaign; and when the Company is primarily responsible for the services and controls the third-party vendor services, the costs for these third-party vendor services are included in revenue. Where applicable, the transaction price of a contract is allocated to each distinct performance obligation based on its relative stand-alone selling price, either through an observable price when the service is sold separately or an estimate, predominantly based on an expected cost plus margin, and is recognized as revenue when, or as, the performance obligation is satisfied. Clients typically receive and consume the benefit of the Company’s services as they are performed. Client contracts typically provide that the Company is compensated for services performed to date and allow for cancellation by either party on short notice without penalty.

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Many of the Company’s contracts consist of a single performance obligation. The Company does not consider the underlying activities as separate or distinct performance obligations because its services are highly interrelated, and the integration of the various components is essential to the overall promise to the Company’s customer. In certain of the Company’s client contracts, the performance obligation is a stand-ready obligation because the Company provides a constant level of similar services over the term of the contract.

Revenue is predominantly recognized over time, as the services are performed, because the client receives and consumes the benefit of the Company’s performance throughout the contract period, or an asset is created with no alternative use and are contractually entitled to payment for performance to date in the event the client terminates the contract for convenience. For these over time contracts, other than when the Company has a stand-ready obligation to perform services in the form of a retainer or when its providing online subscription-based hosted services, revenue is generally recognized over time using input measures that correspond to the level of staff effort expended to satisfy the performance obligation, in certain instances, using the right to invoice practical expedient. To a lesser extent, revenue is recognized using output measures, such as impressions or ongoing reporting. For client contracts when the Company has a stand-ready obligation to perform services on an ongoing basis over the life of the contract, where the scope of these arrangements includes an undefined number of broad activities and there are no significant gaps in performing the services, the Company recognizes revenue using a time-based measure resulting in a straight-line revenue recognition. For client contracts where the Company is providing online subscription-based hosted services, it recognizes revenue ratably over the contract term. Occasionally, there may be changes in the client service requirements during the term of a contract and the changes could be significant. These changes are typically negotiated as new contracts covering the additional requirements and the associated costs, as well as additional fees for the incremental work to be performed that are negotiated at the stand-alone selling price based on an observable price when the service is sold separately or an estimate, predominantly based on an expected cost plus margin.

For contracts where the transaction price is derived from commissions based on a percentage of purchased media from third parties, the performance obligation is not satisfied until the media is run, and the Company has an enforceable contract providing a right to payment. Accordingly, revenue for commissions is recognized at a point in time.

Some of the Company’s client arrangements include variable consideration provisions, primarily related to certain commissions. Variable consideration for Brands that provide media buying services is recorded to revenue when earned and when the variability is resolved, typically when the media is run.

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Principal vs. Agent Considerations

Many of the Company’s Brands incur third-party costs on behalf of clients, including direct costs and incidental, or out-of-pocket costs. Third-party direct costs incurred in connection with the delivery of marketing and communication services primarily include purchased media, studio production services, specialized talent, including artists and other freelance labor, market research and third-party data and other related expenditures.

Out-of-pocket costs primarily include transportation, hotel, meals and telecommunication charges incurred by the Company in the course of providing its services. Billings related to out-of-pocket costs are included in revenue since the Company controls the goods or services prior to delivery to the client.

The inclusion of billings related to third-party direct costs in revenue depends on whether the Company acts as a principal or as an agent in the client arrangement. In certain of the Company’s Brands, such as where it provides media buying services, the Company acts as an agent and arranges, at the client’s direction, for third parties to perform certain services. In these cases, the Company does not control the goods or services prior to the transfer to the client. As a result, revenue is recorded net of these costs, equal to the amount retained for the Company’s fee or commission.

In certain Brands the delivery services to its customer requires the Company to utilize certain third-party services, such as production services and data costs. In these situations, the Company controls these third-party services before they are transferred to the client and is responsible for providing the service, or the Company is responsible for directing and integrating third-party vendors to fulfill its performance obligation at the agreed upon contractual price. This also includes the execution of targeted digital advertising campaigns because the Company controls the advertising inventory before it is transferred to its clients and bears sole responsibility for fulfillment of the advertising promise, and the Company has full discretion in establishing prices. When the Company acts as principal, it includes billable amounts related to third-party costs in the transaction price and records revenue at the gross amount billed, including out-of-pocket costs, consistent with the manner that the Company recognizes revenue for the underlying services contract.

Income Taxes

The Company is a limited liability company classified as a disregarded entity for U.S. federal income tax purposes. As such, the Company is not subject to taxes from a U.S. federal income tax perspective. Rather, federal taxable income or loss is included in the federal income tax return of the Member. The provision for income taxes recorded in the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) includes U.S. federal and state income taxes for certain of the Company’s corporations and foreign taxes for its foreign subsidiaries.

Income taxes are accounted for in accordance with ASC 740, Income Taxes (“ASC 740”). Following this method, deferred tax assets and liabilities are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of enacted tax laws. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the year in which the temporary differences are expected to reverse. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in the period that such tax rate changes are enacted. A valuation allowance on deferred tax assets is recorded if, based on the available evidence, it is “more likely than not” that some portion or all deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the Company’s ability to generate sufficient taxable income during the carryback or carryforward periods applicable in each stated tax jurisdiction. In assessing the realizability of deferred tax assets, the Company considers both positive and negative evidence. The weight given to the positive and negative evidence is commensurate with the extent to which the evidence may be objectively verified. The Company present net deferred tax assets and liabilities as noncurrent in its Condensed Consolidated Balance Sheets.

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Leases

The Company has various rental agreements in place to lease office space, with several of these leases containing annual rate escalations.

The Company’s leasing policies are established in accordance with ASC 842, and accordingly, the Company recognizes on the balance sheet at the time of lease commencement a right-of-use lease asset and a lease liability, initially measured at the present value of the lease payments. Right-of-use lease assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. All right-of-use lease assets are reviewed for impairment. As the Company’s implicit rate in its leases is not readily determinable, in calculating the present value of lease payments, the Company uses its incremental borrowing rate based on the information available at the lease commencement date. Lease payments included in the measurement of the lease liability are comprised of noncancelable lease payments, payments for optional renewal periods where it is reasonably certain the renewal period will be exercised, and payments for early termination options unless it is reasonably certain the lease will not be terminated early. There were no impairment losses related to right-of-use lease assets for the three months ended March 31, 2021 and 2020.

Lease costs are recognized in the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) over the lease term on a straight-line basis. Leasehold improvements are depreciated on a straight-line basis over the lesser of the term of the related lease or the estimated useful life of the asset.

As an accounting policy, the Company has elected not to apply the recognition requirements to short-term leases and elected the practical expedient not to separate non-lease components from lease components for its leases of office space where the Company is a lessee which comprises majority of the Company’s leases. The Company also elected to apply the package of practical expedients available for existing contracts which allowed it to carry forward its historical assessments of: (i) whether a contract is or contains a lease, (ii) the classification of existing leases, and (iii) whether previously capitalized costs continue to qualify as initial indirect costs.

Some of the Company’s leases contain variable lease payments for utilities, insurance, real estate tax, repairs and maintenance, and other variable operating expenses. Such amounts are not included in the measurement of the lease liability and are recognized in the period when the variable lease payments occur. The Company has no leases that contain variable lease payments based on an index or rate.

Recently Adopted Accounting Pronouncements

In December 2019, the FASB issued Accounting Standards Update (“ASU”) 2019-12, Simplifying the Accounting for Income Taxes (Topic 740) (“ASU 2019-12”).  The update removes certain exceptions to the general principles in Topic 740 and simplifies accounting for income taxes in certain areas of Topic 740 by clarifying and amending existing guidance. On January 1, 2021, the Company adopted ASU 2019-12. The new standard does not have a material effect on the Company’s condensed consolidated financial statements.

In January 2020, the FASB issued ASU 2020-01, Investments - Equity Securities (Topic 321), Investments - Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815): Clarifying the Interactions between Topic 321, Topic 323 and Topic 815, which clarifies that an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting for the purposes of applying the fair value measurement alternative. On January 1, 2021, the Company adopted ASU 2020-01. The new standard does not have a material effect on the Company’s condensed consolidated financial statements.

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Recently Issued Accounting Pronouncements not yet Adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). The amendments affect loans, debt securities, trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. The amendments in this update require a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial asset within the scope of Topics 960 through 965 on plan accounting. This amended guidance is effective for the Company beginning January 1, 2023. The Company is evaluating the impact of the adoption of this guidance on its condensed consolidated financial statements and disclosures.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”), and in January 2021 subsequently issued ASU 2021-01 (“ASU 2021-01”), which refines the scope of Topic 848. These ASUs provide optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. Adoption of the expedients and exceptions is permitted upon issuance of ASU 2020-04 through December 31, 2022. The Company is evaluating the impact of the adoption of this guidance on the Company’s condensed consolidated financial statements and disclosures.

3.	Revenue

The Company’s revenue is primarily derived from the provision of marketing and communications services which includes digital marketing, digital content, research and communications, public affairs and advocacy.

Disaggregated Revenue

Certain clients may engage with the Company in various geographic locations, across multiple disciplines, and through multiple Brands. The Company has historically focused on regions in North America, the largest market for its services globally. The Company has also continued to expand its global footprint to support clients looking for assistance with growing their businesses in new markets and regions, or through strategic acquisitions in offshore businesses. The Company’s Brands are principally located in the United States and the United Kingdom, and 20 other countries around the world.

Stagwell Marketing Group LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited)

The following table presents revenue disaggregated by geography (in thousands):

	For the Three Months Ended March 31,
	2021	2020
Country:
United States	$166,747	$160,893
United Kingdom	4,705	8,371
All other (each country individually less than 5% of total revenue)	9,790	15,279
Total Revenue	$181,242	$184,543

Contract Assets and Contract Liabilities

Timing of revenue recognition may differ from the timing of invoicing to customers. Contract assets consist of fees and reimbursable outside vendor costs incurred on behalf of clients. Unbilled service fees were $37.9 million and $30.6 million as of March 31, 2021 and December 31, 2020, respectively, and are included in Accounts receivable, net on the Condensed Consolidated Balance Sheets. Outside vendor costs incurred on behalf of clients which have yet to be invoiced were $16.4 million and $11.1 million as of March 31, 2021 and December 31, 2020, respectively, and are included on the Condensed Consolidated Balance Sheets as Expenditures billable to clients. Such amounts are invoiced to clients at various times over the course of providing services.

Contract liabilities consists of fees billed to customers in excess of fees recognized as revenue, that are expected to be collected from the customer, and the Company has a remaining performance obligation to fulfil. Contract liabilities, included in Advanced billings on the Company’s Condensed Consolidated Balance Sheets as of March 31, 2021 and December 31, 2020 were $67.4 million and $66.4 million, respectively. Further, there were no material balances included in the contract liabilities balance as of December 31, 2020 that were not recognized as revenue for the three months ended March 31, 2021.

Changes in Expenditures billable to clients and Advanced billings for the three months ended March 31, 2021, and 2020 were not materially impacted by write offs, impairment losses or any other factors.

In certain arrangements, the Company purchases media it does not control on behalf of its customers as their agent or pay other third parties on behalf of its customers for services that the Company does not control. The Company does not include in revenue the amounts it bills to customers related to such third parties and does not consider these amounts to be contract liabilities. As of March 31, 2021, and December 31, 2020, the Company had $3.0 million and $4.8 million, respectively, included in Advanced billings, with an amount in equal value included in Accounts receivable, net, on its Condensed Consolidated Balance Sheets.

The Company has elected the practical expedient to not disclose information about remaining performance obligations that have original expected durations of one year or less. Most of the Company’s contracts are for periods of one year or less. For those contracts with a term of more than one year, the Company had approximately $7.5 million of unsatisfied performance obligations as of March 31, 2021, of which the Company expects to recognize approximately 74% in the next twelve months, and 26% in the periods after March 31, 2022.

Stagwell Marketing Group LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited)

4.	Leases

Lessee

The Company leases office space in North America, Europe, Asia, South America, and Australia. This space is primarily used for office and administrative purposes by the Company’s employees in performing professional services. These leases are classified as operating leases and expire between years 2021 through 2031. The Company’s finance leases are immaterial.

The Company’s leases include options to extend or renew the lease through 2035. The renewal and extension options are not included in the lease term as the Company is not reasonably certain that it will exercise its option.

As of March 31, 2021, the Company had no operating leases for which the commencement date has not yet occurred.

The discount rate used for leases accounted for under ASC 842 is the Company’s collateralized credit adjusted borrowing rate.

The following table presents lease costs and other quantitative information (in thousands):

	For the Three Months Ended March 31,
	2021	2020
Lease cost:
Operating lease costs	$5,088	$6,080
Short-term lease costs	417	572
Variable lease costs	1,053	1,144
Sublease rental income	(959)	(919)
Total lease costs	$5,599	$6,877
Additional information:
Cash paid for amounts included in the measurement of lease liabilities for operating leases
Operating cash flows	5,601	5,110

Right-of-use assets obtained in exchange for operating lease liabilities	-	1,906
Weighted average remaining lease term – Operating leases	4.30 years	4.85 years
Weighted average discount rate – Operating leases	4.03%	4.15%

Operating lease expense is included in office and general expenses in the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss). The Company’s lease expense for leases with a term of 12 months or less is immaterial.

Stagwell Marketing Group LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited)

The following table presents minimum future rental payments under the Company’s leases, and a reconciliation to the corresponding lease liability as of March 31, 2021 (in thousands):

Maturity Analysis
Remainder of 2021	$17,065
2022	17,248
2023	17,054
2024	10,691
2025	7,510
2026 and thereafter	5,694
Total	75,262
Less: Present value discount	7,829
Lease liability	$67,433

Lessor

From time to time, the Company enters into sublease arrangements both with unrelated third parties and with its partner brands. These leases are classified as operating leases and expire between 2022 through 2024. Sublease income is recognized over the lease term on a straight-line basis. Currently, the Company subleases office space in North America and Europe. The Company elected to apply the practical expedient to combine lease and non-lease components to the lessor contracts.

The following table presents minimum future rental payments due to be received under the Company’s leases where it is a lessor (in thousands):

Maturity Analysis
Remainder of 2021	$3,252
2022	2,662
2023	250
2024	147
$6,311

5.	Acquisitions

The Company completed three business acquisitions in 2020. For certain of these acquisitions the Fund completed the business acquisition and contributed the net assets to the Company. The results of each acquired business are included in the Company’s results of operations from the acquisition date.

2020 Acquisitions

On February 14, 2020, SKDKnickerbocker (“SKDK”), a subsidiary of the Company, acquired Sloane & Company (“Sloane”) from an affiliate of MDC for $24.4 million of total consideration. Total consideration included a cash payment of $18.9 million made by the Fund which was accounted for as a non-cash contribution for the purposes of the Company’s Consolidated Statement of Cash Flows and Statement of Changes in Equity, the acquisition date fair value of the contingent deferred acquisition consideration of $4.8 million, and $0.7 million of cash paid by the Company. Refer to Note 10 – Commitments and Contingencies for further detail on the contingent deferred acquisition consideration. Sloane is an industry-leading strategic communications firm, based out of New York. Sloane will extend SKDK’s current suite of services and allow for the expansion into the capital markets and special situations verticals. MDC is considered a related party to the Company, refer to Note 17 – Related Party Transactions for further detail. Sloane is included in the Company’s SKDK Brand, which is part of its Communications, Public Affairs and Advocacy reportable segment.

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

On August 14, 2020, Code and Theory, a subsidiary of the Company, acquired Kettle Solutions, LLC (“Kettle”) for $5.4 million of total consideration. Total consideration included a cash payment of $4.9 million, plus an additional $0.5 million due upon the finalization of Kettle’s working capital accounts, as outlined in the purchase agreement. The $0.5 million is included in Deferred acquisition consideration on the Condensed Consolidated Balance Sheets. The purchase agreement also offers the previous owners of Kettle an additional $11.9 million in deferred consideration and is dependent on Kettle reaching contractually defined operating goals in 2020, 2021, 2022 and 2023. The Company considers the additional $11.9 million as contingent compensation, refer to Note 10 – Commitments and Contingencies for further detail. Kettle is an industry recognized web design and content creation firm that assists its customers in developing and executing marketing campaigns, based out of New York. Kettle is included in the Company’s Code and Theory Brand, which is part of its Digital - Marketing reportable segment.

On October 30, 2020, Code & Theory, a subsidiary of the Company, acquired Truelogic Software, LLC, Ramenu S.A., and Polar Bear Development S.R.L. (collectively referred to as “Truelogic”), for $17.3 million of total consideration. Total consideration included a cash payment of $8.9 million, the acquisition date fair value of the contingent deferred acquisition consideration of $7.9 million, and an additional $0.5 million due upon the finalization of Truelogic’s working capital accounts, as outlined in the purchase agreement. Refer to Note 10 – Commitments and Contingencies for further detail on the contingent deferred acquisition consideration. The assets acquired and liabilities assumed have been recorded at fair value as of the date of acquisition. Truelogic is a software development firm based in Buenos Aires that assists customers in sourcing top South American engineering talent and developing small-scale software projects. Truelogic is included in the Company’s Code and Theory Brand, which is part of its Digital - Marketing reportable segment.

The following table summarizes the purchase price as of the date of each acquisition (in thousands):

2020
Name	Purchase Price
Sloane	$24,416
Kettle	5,402
Truelogic	17,300
$47,118

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of the date of each acquisition (in thousands):

	2020
	Sloane	Kettle	Truelogic	Total
Cash, cash equivalents and restricted cash	$-	$49	$90	$139
Accounts receivable and other current assets	2,768	2,732	2,958	8,458
Other noncurrent assets	-	172	10	182
Intangible assets	5,900	1,930	9,500	17,330
Property and equipment	72	58	50	180
Right-of-use assets – operating leases	-	533	201	734
Accounts payable and other current liabilities	(469)	(552)	(1,063)	(2,084)
Advanced billings	(130)	(310)	(429)	(869)
Operating lease liabilities	-	(533)	(201)	(734)
Goodwill	16,275	1,323	6,184	23,782
Total net assets acquired	$24,416	$5,402	$17,300	$47,118

Goodwill recognized on the Sloane, Kettle and Truelogic acquisitions is fully-deductible for income tax purposes.

The following table reports the fair value of intangible assets acquired, including the corresponding weighted average amortization periods, as of the date of each acquisition (in thousands, except years):

	2020
	Weighted Average Amortization Period	Sloane	Kettle	Truelogic	Total
Customer relationships	10 years	$4,600	$1,600	$9,100	$15,300
Tradenames and trademarks	11 years	1,300	330	400	2,030
Total		$5,900	$1,930	$9,500	$17,330

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The following table summarizes the total revenue and net income included in the Condensed Consolidated Statement of Operations and Comprehensive Income (Loss) from the date of each acquisition (in thousands):

Three Months Ended March 31, 2020
Revenue	$2,127
Net income	478

Pro Forma Financial Information (unaudited)

The unaudited pro forma information for the periods set forth below gives effect to the 2020 acquisitions as if they had occurred as of January 1, 2020. The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions been consummated as of that time (in thousands):

Three Months Ended March 31, 2020
Revenue	$189,061
Net income	12,717

Transaction costs for the three months ended March 31, 2021 and 2020, which are included in Office and general expenses in the Company’s Condensed Consolidated Statement of Operations and Comprehensive Income (Loss), were immaterial.

6.	Accounts Receivable, Net

Accounts receivable, net consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Trade receivables	$129,693	$198,930
Unbilled receivables	37,946	30,570
Related party receivables	4,059	1,342
Total accounts receivable	171,698	230,842
Less: Allowance for doubtful accounts	(5,206)	(5,109)
Total accounts receivable, net	$166,492	$225,733

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

7.	Investments

Investments consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Finn Partners
Preferred shares	$-	$12,033
Emerald Research Group
Call option	588	360
Wolfgang
Equity interest	1,868	1,863
Total investments	$2,456	$14,256

As of December 31, 2020, the Preferred shares investment is comprised of the Company’s interest in Series B preferred shares of Finn Partners. The preferred shares had a cost basis of $10.0 million, accrued non-cash dividends at a simple rate of 6% annually on a cost basis. They were redeemable to cash in the amount of the cost-plus accrued interest any time after February 28, 2021 or upon a liquidation event. These preferred shares also were convertible to common shares of Finn Partners at any time until February 28, 2021 using a conversion ratio of 1% per $1.0 million of preferred shares held including accrued dividends. The conversion feature was not bifurcated and was clearly and closely related to the host instrument, preferred shares. Management determined that the preferred shares were a debt-like financial instrument and should be accounted for as available-for-sale securities at their fair market value at each reporting period. On March 11, 2021, the Company transferred its ownership in the Preferred shares to the Fund, who redeemed the shares for cash in line with the option described above. This transaction is treated as a $13.0 million non-cash distribution on the Company’s Condensed Consolidated Statements of Cash Flows and the Condensed Consolidated Statements of Changes in Equity for the three months ended March 31, 2021. The Company recognized a gain of $1.2 million within other income, net on its Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the three months ended March 31, 2021 related to this transaction.

The call option represents the Company’s right to purchase additional equity interests in Emerald Research Group (“Emerald”) during a certain pre-determined time horizon. The Company accounts for the option at fair value, at each reporting date.

Equity interest is primarily comprised of a 20% interest in Wolfgang LLC (“Wolfgang”), where the Company concluded it has significant influence. This investment is accounted for as an equity method investment.

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

8.	Goodwill and Intangible Assets, net

Goodwill

The following tables summarizes goodwill for each of the Company’s reportable segments (in thousands):

Reportable Segment	December 31, 2020	Acquisitions	Currency Translation	March 31, 2021
Digital – Marketing	$168,849	$-	$(453)	$168,396
Digital – Content	85,392	-	295	85,687
Research – Technology	23,817	-	-	23,817
Research – Corporate	19,151	-	-	19,151
Communications, Public Affairs & Advocacy	49,533	-	-	49,533
All Other	4,983	-	4	4,987
Total	$351,725	$-	$(154)	$351,571

Intangibles Assets, net

Intangible assets, net consisted of the following (in thousands):

	March 31, 2021
	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	$129,163	$(50,875)	$78,288
Tradenames and trademarks	118,870	(34,992)	83,878
Advertiser relationships	1,925	(1,605)	320
Airline relationships	12,098	(7,559)	4,539
Association relationships	11,500	(1,630)	9,870
Noncompete arrangements	4,015	(3,095)	920
Other	2,915	(2,634)	281
Total	$280,486	$(102,390)	$178,096

	December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	$129,086	$(47,003)	$82,083
Tradenames and trademarks	118,647	(32,431)	86,216
Advertiser relationships	1,911	(1,435)	476
Airline relationships	12,013	(6,755)	5,258
Association relationships	11,500	(1,106)	10,394
Noncompete arrangements	4,005	(2,980)	1,025
Other	2,893	(2,310)	583
Total	$280,055	$(94,020)	$186,035

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

9.	Accruals and other liabilities

Accruals and other liabilities consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Accrued expenses	$16,701	$14,910
Accrued salaries and related expenses	7,985	11,908
Accrued bonuses	11,023	22,149
Accrued media and related expenses	19,383	9,311
Accrued airline fees	8,254	6,948
Taxes payable	7,730	10,149
Other current liabilities	15,324	14,187
Total accruals and other liabilities	$86,400	$89,562

10.	Commitments and Contingencies

Revenue and Profit-Sharing Commitments

In the ordinary course of business, the Company may enter into long-term, non-cancellable contracts with partner associations that include revenue or profit-sharing commitments related to the provision of its services. These contracts may also include provisions that require the partner associations to meet certain performance targets prior to any obligation to the Company.

The table below provides the estimated future minimum commitments under non-cancellable agreements as of March 31, 2021 (in thousands):

Future Minimum Commitments
Remainder of 2021	$12,258
2022	16,541
2023	12,729
2024	8,992
$50,520

Legal Proceedings

Currently, and from time to time, the Company and its businesses are involved in litigation incidental to the conduct of its business. The Company is currently neither party to any lawsuit nor proceeding that, in its opinion, is likely to have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

Deferred Acquisition Consideration

Scout Marketing LLC (“Scout”)

On April 19, 2017, as part of its acquisition, Scout agreed to a deferred acquisition consideration arrangement with the former principals of the seller to be paid in three installments within 150 days of December 31, 2018, 2020 and 2021, respectively. This compensation arrangement is contingent on the principals’ continued employment with Scout and adherence to noncompete arrangements through each respective distribution date. The amounts to be distributed are stipulated in the purchase agreement and are based upon certain financial performance measures of Scout from the period January 1, 2017 through December 31, 2021.

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The Company determines the amount of deferred acquisition consideration expense and the related deferred acquisition consideration liability on a systematic method which matches the formulas of the specific earnout periods of the original Scout purchase agreement. The Company recorded a liability of $0.5 million and $0.3 million, all of which is considered a noncurrent liability, in deferred acquisition consideration on the Condensed Consolidated Balance Sheet as of March 31, 2021 and December 31, 2020, respectively. For the three months ended March 31, 2021, the Company recorded $0.2 million as compensation expense in the Condensed Consolidated Statement of Operations and Comprehensive Income (Loss). For the three months ended March 31, 2020, the financial performance measures of Scout were determined not to be met, and accordingly the Company recorded no deferred acquisition consideration expense on the Condensed Consolidated Statement of Operations and Comprehensive Income (Loss), related to the Scout arrangement. The maximum deferred acquisition consideration under the contract if all financial performance measures are met is $38.4 million.

MediaCurrent Interactive Solutions LLC (“MediaCurrent”)

The Company incurred an obligation to make contingent earn-out payments to the former shareholders of MediaCurrent Interactive Solutions LLC, a wholly owned subsidiary of Code and Theory LLC, based upon the achievement of certain metrics as defined by the terms of the acquisition agreement, earned through the fiscal year ended December 31, 2019. This arrangement was determined to represent post-acquisition compensation expense rather than purchase consideration related to the business combination. On January 15, 2020, the Company completed the contingent payment of $0.5 million as required under the acquisition agreement.

Rhythm

On January 2, 2019, as part of the acquisition, the Company entered into a deferred acquisition consideration arrangement with the former owners of Rhythm based upon continued employment with Rhythm and the achievement of certain minimum financial targets in 2019, 2020, 2021, 2022 and 2023. The Company’s maximum exposure related to the deferred acquisition consideration is $1.2 million on an annual basis. The payment for a respective year, if the conditions are determined to be achieved, is due no later than 195 days after the end of the respective fiscal period. This arrangement was determined to represent post-acquisition compensation expense rather than purchase consideration related to the business combination. As of and for the three months ended March 31, 2021, and 2020, the financial performance measures of Rhythm were determined not to be met, and accordingly the Company recorded no deferred acquisition consideration liability on the Condensed Consolidated Balance Sheets and no related compensation expense in the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss), related to the Rhythm arrangement.

Sloane

The Company incurred an obligation to make two contingent earn-out payments to the former shareholders of Sloane based upon the achievement of certain operating goals in 2020 and 2021, as defined in the arrangement. The payments, if the operating goal is determined to be achieved, is due no later than March 31, 2021 and 2022, respectively. This arrangement was determined to represent deferred acquisition consideration rather than contingent compensation expense. The Company recorded an initial liability of $4.8 million, which represents the fair value of the consideration upon the acquisition of Sloane. As of December 31, 2020, the Company had $7.1 million in deferred acquisition consideration on the Condensed Consolidated Balance Sheets. On March 30, 2021, the Fund completed the contingent payment of $7.1 million to Sloane as required under the arrangement. This payment is treated as a non-cash contribution in the Company’s Condensed Consolidated Statement of Cash Flows and Condensed Consolidated Statement of Changes in Equity.

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Kettle

The Company incurred an obligation to make contingent earn-out payments to the former shareholders of Kettle, a wholly-owned subsidiary of Code and Theory, LLC, based upon the achievement of contractually defined operating goals in 2020, 2021, 2022 and 2023. The payments, if the operating goal is determined to be achieved, is due no later than June 30, 2021, 2022, 2023 and 2024, respectively. This arrangement was determined to represent post-acquisition compensation expense rather than purchase consideration related to the business combination. The Company had $3.6 million and $2.1 million in deferred acquisition consideration on its Condensed Consolidated Balance Sheets as of March 31, 2021 and December 31, 2020, respectively.

Truelogic

The Company incurred an obligation to make contingent earn-out payments to the former shareholders of Truelogic based upon the achievement of certain operating goals in 2020, 2021, 2022, and 2023, as defined in the arrangement. This arrangement was determined to represent deferred acquisition consideration rather than contingent compensation expense. The Company recorded an initial liability of $7.9 million, which represents the fair value of the consideration upon the acquisition of Truelogic. As of March 31, 2021, and December 31, 2020, the Company had $10.6 million and $8.4 million, respectively, including $7.0 million and $5.0 million, respectively, as a noncurrent liability, in deferred acquisition consideration on the Condensed Consolidated Balance Sheets. The maximum deferred acquisition consideration under the contract if all financial performance measures are met is $15.0 million.

The Current portion of deferred acquisition consideration consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Sloane	$-	$7,080
Kettle	2,110	2,110
Truelogic	3,500	3,389
Total current portion of deferred acquisition consideration	$5,610	$12,579

The Long-term portion of deferred acquisition consideration consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Truelogic	$7,071	$5,028
Scout	527	240
Kettle	1,477	-
Total long-term portion of deferred acquisition consideration	$9,075	$5,268

11.	Long-Term Debt

Stagwell Marketing Group Credit Agreement with JPMorgan Chase

On November 18, 2019, the Company entered into a new debt agreement (“JPM Syndicated Facility”) with a syndicate of banks led by JPMorgan Chase Bank, N.A (“JPM”). The JPM Syndicated Facility consists of a five-year revolving credit facility of $265.0 million (“JPM Revolver”) with the right to be increased by an additional $150.0 million provided additional commitments are obtained. On March 18, 2020, the Company increased the commitments on the JPM Revolver by $60.0 million to $325.0 million.

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The JPM Revolver offers the Company the ability to draw borrowings denoted in British Pound Sterling. As of March 31, 2021, and December 31, 2020, the Company had $31.4 million and $30.7 million, respectively, in borrowings that were held by its foreign subsidiaries in the United Kingdom.

A portion of the JPM Revolver in an amount not to exceed $10.0 million is available for the issuance of standby letters of credit, of which $6.7 million and $5.5 million is outstanding as of March 31, 2021 and December 31, 2020, respectively. The purpose of the borrowings was to refinance the Company’s previous indebtedness that was held by certain subsidiaries of the Company.

On November 13, 2020, the Company entered into a Second Amendment to its JPM Syndicated Facility (“Second Amendment”) in contemplation of the Proposed MDC Transaction, where the Company amended the following terms: (i) the definition of Adjusted LIBOR is the mathematical calculation of LIBOR for a period equal to 1 month, 3 month or 6 months, multiplied by a fraction of the federal funds effective rate, (ii) the definition of the Alternate Base Rate (“ABR”) is the greatest of (a) the prime rate of interest announced from time to time by the Wall Street Journal, (b) the federal funds effective rate plus half of 0.5% and (c) Adjusted LIBOR for a one-month period plus 1.0%, and in the event (a), (b) or (c) result in an interest rate of less than 1.5%, the interest rate for the period is set to 1.5%, and (iii) the maturity date of the JPM Revolver is November 18, 2024, subject to the refinancing or termination of debt facilities held by MDC ninety-one days prior to their respective maturity dates. The Second Amendment also included a waiver for certain clauses related to legal entity restructuring activities that did not have any bearing on the Company’s covenant ratios, nor the Company’s ability to make further draws on its JPM Revolver in 2020.

The obligations under the JPM Syndicated Facility are senior in priority to all other obligations of the Company and are collateralized by substantially all its assets, including but not limited to, its subsidiaries.

Voluntary prepayments are permitted in whole or in part with prior written notice, but without premium or penalty. The facility matures on November 18, 2024. There are no required payments for the facility until its maturity. Additionally, the Company must meet certain financial and nonfinancial covenants on an ongoing basis. The financial covenant the Company needs to satisfy is a total leverage ratio, which may not (calculated without giving effect to earn-out payments) be greater than 4.25 to 1.0. The ratio is calculated quarterly on a trailing 12-month basis.

As of March 31, 2021 and December 31, 2020, the Company was in compliance with all covenants contained in the JPM Syndicated Facility, and it expects to be in compliance for the following twelve-month period.

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

On November 13, 2020, the Company, JPM as administrative agent, and a group of lenders entered into a term loan agreement (“JPM Credit Agreement”) that provided the Company with a Delayed Draw Term Loan A in an aggregate principal amount of $90.0 million (“DD Term Loan A”). The DD Term Loan A will mature on November 13, 2023, provided that if the MDC Proposed Transaction is not consummated within thirty days of the draw of the DD Term Loan A, the maturity date will be thirty-one days after the draw. Proceeds of the borrowing under the DD Term Loan A will be used to partially fund a distribution by the Company prior to the closing of the Proposed MDC Transaction. The Company may elect that borrowings in respect of the DD Term Loan A bear interest at an annual rate equal to either ABR or Adjusted LIBOR, as defined in the JPM Credit Agreement, plus a margin of 2% or 3%, respectively. The DD Term Loan A is payable in quarterly installments of principal and interest. Interest is calculated on the first Business Day after a draw on the DD Term Loan A, with principal payments due at a rate of 0.625% per quarter until November 13, 2021, at a rate of 1.25% thereafter, with the remaining balance due upon maturity. As of March 31, 2021 and December 31, 2020, the Company had not made any draws on its DD Term Loan A. The capitalized deferred financing costs associated with the DD Term Loan A of $1.0 million and $1.1 million are recorded in other assets on the Condensed Consolidated Balance Sheets as of March 31, 2021 and December 31, 2020, respectively.

The Company also owns an interest rate swap maturing April 2022 with Bank of America to convert $13.8 million of its variable rate debt as of March 31, 2021 to a fixed rate of 2.6%. The fair value of the swap was $0.3 million and $0.4 million and is included in Accruals and other liabilities on the Condensed Consolidated Balance Sheets as of March 31, 2021 and December 31, 2020, respectively.

The following table represents the Company’s outstanding debt balances (in thousands):

	March 31, 2021	December 31, 2020
Revolver	$187,314	$201,636
Term Debt	745	994
Total revolver and term debt	188,059	202,630
Debt issuance costs	(3,616)	(3,612)
Total revolver and term debt, net	184,443	199,018
Less: Current maturities of long-term debt	(745)	(994)
Long-term debt, net	$183,698	$198,024

Total interest expense for the three months ended March 31, 2021 and 2020 on the JPM Syndicated Facility was $1.6 million and $1.3 million, respectively. The weighted average interest rate on the JPM Syndicated Facility as of March 31, 2021 and 2020, was 2.47% and 2.25%, respectively.

Total amortized debt issuance costs, which is included in Interest expense, net on the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss), for the three months ended March 31, 2021 and 2020 was nil and $0.1 million, respectively.

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

12.	Noncontrolling Interest and Redeemable Noncontrolling Interest

Noncontrolling Interest

The Company’s noncontrolling interest (“NCI”) in certain subsidiaries are summarized in the following table (in thousands):

	March 31, 2021		December 31, 2020
	NCI Percentage Ownership	NCI Equity Value	NCI Percentage Ownership	NCI Equity Value
Code and Theory	8.5%	$3,008	8.5%	$2,979
StagTech	44.0%	11,470	44.0%	11,941
Emerald Research Group	40.0%	499	40.0%	207
Targeted Victory	40.0%	15,073	40.0%	24,660
Observatory	8.1%	-	8.1%	-
Total		$30,050		$39,787

Redeemable Noncontrolling Interest

The Company’s redeemable noncontrolling interests relate to its shareholding in Volanti Media (Holdings) Ltd (“INK”), through its consolidated subsidiary, Travel Content Ltd. (“TCL”), and in Code and Theory, LLC (“Code and Theory”), through its consolidated subsidiary, Stagwell Performance Marketing & Digital Transformation, LLC (“Stagwell Digital”).

INK

The noncontrolling shareholders’ ability to redeem their shares is subject to the occurrence of certain events and the satisfaction of certain conditions, specifically employment termination conditions and the related notices. As of March 31, 2021, and December 31, 2020, the Company determined the redemption option available to the noncontrolling shareholders were not currently redeemable, and in accordance with ASC 480, Distinguishing Liabilities from Equity were not adjusted to its estimated redemption value.

Code and Theory

Code and Theory has one noncontrolling shareholder that owns a put option, which if exercised would require the Company to redeem their shares, after customary closing conditions as outlined in the shareholders agreement. There are no limitations or restrictions on the noncontrolling shareholder’s ability to exercise the put option. In accordance with ASC 480, Distinguishing Liabilities from Equity, the put option is considered to be currently redeemable, and is measured at the greater of its estimated redemption value and accumulated profits and losses allocated to the noncontrolling interest in accordance with ASC 810, Consolidation.

The following tables present the changes in redeemable noncontrolling interests (in thousands):

Amount
Beginning Balance as of December 31, 2020	$604
Net loss attributable to redeemable noncontrolling interests	(915)
Changes in redemption value	400
Ending Balance as of March 31, 2021	$89

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

13.	Fair Value Measurements

The Company evaluates the fair value of certain assets and liabilities using the fair value hierarchy. Fair value is an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. In determining the fair value, the Company uses valuation techniques that require it to maximize the use of observable inputs and minimize the use of unobservable inputs. As a basis for considering such assumptions, the Company applies the three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1    Observable inputs such as quoted prices in active markets;

Level 2    Inputs other than quoted prices in active markets that are observable either directly or indirectly;

Level 3    Unobservable inputs of which there is little or no market data, which require the Company to develop its own assumptions.

Financial Instruments Measured at Fair Value on a Recurring Basis

The following table presents information about the Company’s financial instruments measured at fair value on a recurring basis, and indicates the fair value hierarchy of each instrument:

	March 31, 2021
	Level 1	Level 2	Level 3	Total
Assets
Call Options	$-	$-	$588	$588

Liabilities
Deferred acquisition consideration	-	-	10,571	10,571
Interest rate swap	-	-	322	322

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
Call Options	$-	$-	$360	$360
Preferred Shares	-	-	12,033	12,033

Liabilities
Deferred acquisition consideration	-	-	15,497	15,497
Interest rate swap	-	-	416	416

The decrease in the Interest rate swap was related to its change in fair market value as of March 31, 2021.

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The Company owned preferred shares in Finn Partners at December 31, 2020. These shares were determined by management to be available-for-sale investments and are recorded at fair value at each reporting period. These preferred shares are considered to be Level 3 fair value measurements since they utilize unobservable inputs for which there is little or no market data and which require the Company to develop its own assumptions. The Company determines fair value of preferred shares utilizing an option pricing model. Key assumptions include enterprise value and future growth rates of Finn Partners. On March 11, 2021, the Company transferred its ownership in the Preferred shares to the Fund. This transaction is treated as a $13.0 million non-cash distribution on the Company’s Condensed Consolidated Statements of Cash Flows and the Condensed Consolidated Statements of Changes in Equity for the three months ended March 31, 2021.

The summary of fair value changes of the preferred shares held by the Company are presented below (in thousands):

Amount
Beginning Balance as of December 31, 2020	$12,033
Interest earned on investment	113
Change in fair market value	854
Distribution	(13,000)
Ending Balance as of March 31, 2021	$-

The Company incurred an obligation to make contingent deferred acquisition consideration payments to the former shareholders of Sloane and Truelogic that are recorded at fair value at each reporting period. Refer to Note 10 – Commitments and Contingencies for further detail. The earn-out payments are recorded at fair value at each reporting period and are considered to be Level 3 in the fair value hierarchy as they utilize unobservable inputs for which there is little or no market data and requires the Company to develop its own assumptions. The Company determines fair value of options utilizing a Monte Carlo simulation model. Key assumptions include the term of the earn-out payments and the future growth rates of Sloane and Truelogic.

The summary of fair value changes of the contingent deferred acquisition consideration is presented below (in thousands):

Amount
Beginning Balance as of December 31, 2020	$15,497
Change in fair market value	2,154
Payment of deferred acquisition consideration	(7,080)
Ending Balance as of March 31, 2021	$10,571

Due to the short-term nature, the carrying values of cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, and accruals and other liabilities approximate fair value.

Financial Liabilities that are Measured at Fair Value on a Nonrecurring Basis

The carrying amount of the Company’s long-term debt closely approximates its fair value as of March 31, 2021 and December 31, 2020 due to its variable interest rates. The fair value is based on quoted market prices in markets that are not active and is classified as Level 2 within the fair value hierarchy.

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Non-financial Assets and Liabilities that are Measured at Fair Value on a Nonrecurring Basis

Certain non-financial assets and liabilities are recorded at fair value on a nonrecurring basis and accordingly are not measured and adjusted to fair value on an ongoing basis but are subject to periodic evaluations for potential impairment. These assets and liabilities include goodwill, intangible assets, property and equipment, other noncurrent assets and other noncurrent liabilities (Level 3 fair value assessments) and right-of-use lease assets (a Level 2 fair value assessment). As of March 31, 2021, and December 31, 2020 the Company has not recognized an impairment on these non-financial assets and liabilities.

14.	Employee Benefit Plans

Defined Contribution Plan

The Company’s US based businesses maintain 401(k) plans (collectively, the “401(k)”), which provide for tax-deferred contributions of employees’ salaries. Each eligible employee may elect to contribute up to the maximum amount allowed by the Code of the employee’s annual compensation to 401(k). The Company may match a percentage of employee contributions to 401(k). The total matching contributions funded to the 401(k) were $1.0 million and $0.8 million for the three months ended March 31, 2021 and 2020, respectively, and were recorded as part of Cost of services sold and Office and general expenses in the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).

The Company’s UK based businesses operate a defined contribution plan that complies with the local laws in that country. The plan provides a tax deferred contribution to the employees’ salaries, limited to a maximum annual amount established by the relevant government body of the specific country. The Company’s businesses provide for a matching contribution that meets the minimum percent requirement. The total matching contributions made by the Company’s UK businesses totaled $0.3 million and $0.1 million for the three months ended March 31, 2021 and 2020, respectively, and were recorded as part of Cost of services sold and Office and general expenses in the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).

Long-Term Equity Incentive Plan

The Company established the Long-Term Equity Incentive Plan (the “Equity Plan”) as a means for providing long term incentives for certain key officers and members of Brand management. These individuals are eligible to earn nonvoting equity interests in their respective companies. The Equity Plan provides the Brands key officers and members of management with an opportunity to participate in the distribution of the future profits of the Company by granting profit interest units and other incentive awards. The vesting of the awards is typically conditioned amongst other things upon occurrence of an Initial Public Offering (“IPO”) or other qualified liquidity events (“change in control events”). As of March 31, 2021 and December 31, 2020, the Company determined that it is not probable that the change in control events will occur and, as such, did not recognize a contingent compensation expense on the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the three months ended March 31, 2021 and 2020, and did not recognize a liability on the Condensed Consolidated Balance Sheets as of March 31, 2021, and December 31, 2020.

15.	Income Taxes

The Company’s tax provision for interim periods is determined using an estimated annual effective tax rate, adjusted for discrete items arising in interim periods.

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The Company had income tax expense for the three months ended March 31, 2021 of $0.7 million (on pre-tax income of $5.3 million resulting in an effective tax rate of 12.7%) compared to an expense of $0.5 million (on pre-tax income of $12.9 million resulting in an effective tax rate of 3.6%) for the three months ended March 31, 2020.

The difference in effective tax rate of 9.1% in the three months ended March 31, 2021 as compared to 3.6% in same period in 2020 results from an increase in the pre-tax income of taxable entities and a decrease in the pre-tax losses not benefited for purposes of the effective tax rate calculation.

16.	Segment Information

The Company determines an operating segment if a component (i) engages in business activities from which it earns revenues and incurs expenses, (ii) has discrete financial information, and is (iii) regularly reviewed by the Chief Operating Decision Maker (“CODM”) to make decisions regarding resource allocation for the segment and assess its performance. After performing this analysis, the Company determined that each of its Brands are an operating segment.

Once its operating segments were identified, the Company performed an analysis to determine if aggregation of operating segments is applicable under ASC 280, Segment Reporting. This determination is based on a quantitative analysis of historic and projected long-term results of operations for each operating segment, together with a qualitative assessment to determine if operating segments have similar economic and operating characteristics.

The CODM uses Adjusted EBITDA (defined below) as a key metric, to evaluate the operating and financial performance, identify trends, develop projections and make strategic business decisions for each of the reportable segments.

Adjusted EBITDA is defined as Net income before taxes and equity in (losses) earnings of unconsolidated affiliates, plus depreciation and amortization, interest expense, deferred acquisition consideration adjustments, and other items, net. Other items, net includes items such as acquisition-related expenses, other non-recurring items and other restructuring costs.

The six reportable segments that resulted from applying the aggregation criteria are discussed below. The Company also report results, as further detailed below, for the “Corporate” group.

•	Digital - Marketing: includes Brands that support the delivery of content, commerce, service and sales using online channels. These Brands create websites, back-end systems and other digital environments allowing consumers to engage with Brands using search engine optimization, bots, search engine marketing, influencer & affiliate marketing, email marketing, customer relationship management and programmatic advertising. Brands include Code and Theory, Forward PMX Group, MMI Agency and Stagwell Technologies;

•	Digital - Content: includes Brands that create online and offline content supported by ad sales to help clients target niche B2B audience and general consumers. Brands include Multi-View, INK and Observatory;

•	Research - Technology: includes a single Brand, National Research Group, which conducts qualitative and quantitative research among consumers on behalf of theatrical, television, streaming content creators, gaming companies and technology companies to attract and engage consumers;

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

•	Research - Corporate: includes Brands that conducts qualitative and quantitative research among consumers and B2B audiences to help companies understand their purchase intent habits and trends to aid in marketing decisions and product development, views of brand and corporate reputation and the use of research for public release. Brands include Harris Insights and Analytics and HarrisX;

•	Communications, Public Affairs and Advocacy: includes Brands that provides strategic communications through traditional media relations, social media and in-person engagements, as well as utilizing digital channels to mobilize and raise funds from supporters and constituents to support political candidates and issue organizations in the public arena. Brands include SKDK, Targeted Victory and Wye Communications;

•	All Other: includes Brands that create, produce, and promote advertising through traditional and digital channels, provides public relations, online reputation and digital privacy solutions for individuals and businesses. Brands include Scout, Reputation Defender and Collect, Understand and Engage (“CUE”); and

•	Corporate: Corporate includes expenses incurred by the Company’s corporate function. These costs primarily consist of office and general expenses, salaries and related employee-related expenses that are not fully allocated to the operating segments. These costs include salaries, long-term incentives, bonuses and other miscellaneous benefits for corporate office employees, corporate office expenses, professional fees related to financial statement audits and legal, information technology and other consulting services that are engaged through the Company’s corporate office, and depreciation incurred on its corporate office.

The tables below provide summarized financial information for each of the Company’s reportable segments (in thousands):

	For the Three Months Ended March 31,
	2021	2020
Total Revenue:
Digital – Marketing	$66,631	$50,548
Digital - Content	28,015	40,701
Research - Technology	15,339	16,310
Research – Corporate	16,575	12,314
Communications, Public Affairs & Advocacy	43,300	52,239
All Other	11,382	12,431
Total Revenue	$181,242	$184,543
Adjusted EBITDA:
Digital – Marketing	$11,384	$5,971
Digital – Content	(1,797)	988
Research - Technology	3,673	3,788
Research – Corporate	2,589	1,180
Communications, Public Affairs & Advocacy	8,009	10,095
All Other	576	(184)
Corporate	(592)	(207)
Total Adjusted EBITDA	$23,842	$21,631
Reconciliation to Income before taxes and equity in earnings of unconsolidated affiliates:
Depreciation and amortization	(10,950)	(9,756)
Other income, net	608	3,027
Interest expense, net	(1,351)	(911)
Deferred acquisition consideration adjustments	(3,936)	-
Other items, net	(2,941)	(1,118)
Income before taxes and equity in earnings of unconsolidated affiliates	5,272	12,873

Depreciation and amortization:
Digital – Marketing	$3,729	$3,228
Digital – Content	3,148	3,053
Research – Technology	631	487
Research – Corporate	541	571
Communications, Public Affairs & Advocacy	1,583	1,183
All Other	833	756
Corporate	485	478
Total Depreciation and amortization	$10,950	$9,756

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The table below provides a summary of the Company’s long-lived assets, comprising of fixed assets, goodwill and intangibles assets, and right-of-use assets – operating leases, net of applicable accumulated depreciation and amortization, by geographic region (in thousands):

	March 31, 2021	December 31, 2020
Property and equipment, net
United States	$31,294	$31,130
United Kingdom	5,383	4,484
Total	$36,677	$35,614

Goodwill and Intangible assets, net
United States	$420,118	$426,539
United Kingdom	109,549	111,221
Total	$529,667	$537,760

Right-of-use assets – operating leases
United States	$45,537	$50,092
United Kingdom	7,105	7,660
Total	$52,642	$57,752

The CODM does not use segment assets to allocate resources or to assess performance of the segments and therefore, total segment assets have not been disclosed.

17.	Related Party Transactions

The Stagwell Group engaged certain its Brands to provide services for the Stagwell Group for interagency customers (collectively referred to as “Related Party Work”). The Company recorded $0.5 million of related party revenue and $0.1 million of cost of service paid to the Stagwell Group for the three months ended March 31, 2020 in connection with such Related Party Work. The Company did not recognize any related party revenue for the three months ended March 31, 2021.

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The Fund from time to time makes additional equity investments in the Company. The investment may be either cash or noncash in the form of its interest in companies acquired by the Fund. Noncash contributions are recorded in Member’s equity at the value of the actual cash the Fund paid for the asset. During the three months ended March 31, 2021 and 2020, Stagwell Media made additional noncash investments in the Company of $10.3 million and $18.9 million, respectively. On March 11, 2021, the Fund received a Noncash distribution of $13.0 million for the transfer of the Company’s ownership in the Finn Partners Preferred shares. Additionally, the Company made cash distributions to the Fund of $15.0 million and $25.9 million for the three months ended March 31, 2021 and 2020, respectively.

The Company made cash distributions to noncontrolling interests of $10.9 million and nil for the three months ended March 31, 2021 and 2020, respectively.

A $3.6 million and $3.4 million loan receivable due from an affiliate of one of the Company’s Brands is included within other current assets on its Condensed Consolidated Balance Sheets as of March 31, 2021 and December 31, 2020, respectively. The Company recognized $0.1 million of interest income within interest expense, net on its Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the three months ended March 31, 2021.

During the three months ended March 31, 2021, the Company recognized $2.0 million in revenue for providing marketing services to a client, in which one of the Company’s Brand partners holds an executive leadership position. As of March 31, 2021, $3.5 million was due from the client for the services provided.

During the three months ended March 31, 2021, the Company paid $0.3 million in data management commissions to a vendor, in which family members of one of the Company’s Brand partners hold executive leadership positions. As of March 31, 2021, $0.3 million was due to the vendor for services provided.

In the ordinary course of business, the Company enters into transactions with MDC. MDC is considered a related party due to: i) an affiliate of the Stagwell Group owning a minority ownership in MDC, and ii) the manager of the Stagwell Group, Mark Penn, is also the Chief Executive Officer and Chairman of the Board of Directors of MDC.

In October 2019, the Company entered into an arrangement with an affiliate of MDC, in which the Company and the affiliate will collaborate to provide various services to a client of the affiliate. As of March 31, 2021 and December 31, 2020, $0.5 million and $1.3 million, respectively, was due from the affiliate for services provided. For the three months ended March 31, 2021 and 2020, the Company recognized $0.4 million and $0.5 million, respectively, in revenue under the arrangement.

In January 2020, the Company entered into an arrangement with an affiliate of MDC to develop advertising technology for the affiliate. Under the arrangement the Company recognized nil and $0.3 million of revenue for the three months ended March 31, 2021 and 2020, respectively. As of March 31, 2021 and December 31, 2020, an immaterial amount was owed to the Company.

In January 2020, the Company entered into an arrangement with an MDC affiliate whereby this affiliate performed media planning, buying and reporting services on behalf of the Company’s client.

Stagwell Marketing Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

The Company owed the MDC affiliate $0.1 million and $30.1 million as of March 31, 2021 and December 31, 2020, respectively.

In May 2020, the Company entered into an arrangement with an affiliate of MDC, in which the affiliate will provide media planning, buying and reporting services. Under the arrangement, the Company recognized $0.2 million and nil in fees for the three months ended March 31, 2021 and 2020, respectively. As of March 31, 2021 and December 31, 2020, $0.7 million and $0.2 million, respectively, was due to the affiliate for services provided.

In November 2020, the Company entered into an arrangement with an affiliate of MDC, in which the MDC affiliate provided event management services. As of March 31, 2021, and December 31, 2020 $0.3 million and $0.1m, respectively, was due to the affiliate for services provided. This arrangement was accounted for on a pass-through basis, whereby the Company recognized a net zero amount of revenue and costs on the Company’s Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the three months ended March 31, 2021.

In January 2021, the Company entered into an arrangement with an affiliate of MDC. Under this arrangement, the Company owed the MDC affiliate $0.1 million for providing media planning, buying and reporting services to the Company and its clients as of March 31, 2021.

For the three months ended March 31, 2021 and 2020, the Company paid an MDC affiliate nil and $1.4 million on behalf of a client for media buying, planning and reporting services. The arrangement was accounted for on a pass-through basis, whereby the Company recognized a net zero amount of revenue and costs on the Company’s Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).

18.	Subsequent Events

Subsequent events have been evaluated through April 30, 2021, the date these condensed consolidated financial statements were available for issuance.